UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

MIDLAND STATES BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2022
To the shareholders of Midland States Bancorp, Inc.:
The annual meeting of the shareholders of Midland States Bancorp, Inc., an Illinois corporation, will be held at the Holiday Inn that is located at 1301 Avenue of Mid-America, Effingham, Illinois 62401, on Monday, May 2, 2022, at 5:30 p.m., local time, for the following purposes:
1.
to elect the three nominees named in the accompanying proxy statement to serve as Class III directors, each for a term expiring at the 2025 annual meeting of shareholders;

2.
to approve, on a non-binding, advisory basis, the compensation of certain executive officers, otherwise known as a “say-on-pay” proposal; and

3.
to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2022.

The board of directors has fixed the close of business on March 4, 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.
By order of the Board of Directors,
Jeffrey C. Smith
Chairman
Effingham, Illinois
March 21, 2022
YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

i

MIDLAND STATES BANCORP, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2022
These proxy materials are furnished in connection with the solicitation by the Board of Directors of Midland States Bancorp, Inc., an Illinois corporation (the “Company”) and the holding company of Midland States Bank (the “Bank”), of proxies to be used at the 2022 annual meeting of shareholders of the Company, to be held at the Holiday Inn that is located at 1301 Avenue of Mid-America, Effingham, Illinois 62401, on Monday, May 2, 2022, at 5:30 p.m., local time, and at any adjournments or postponements of such meeting. A complete list of the shareholders entitled to vote at the 2022 annual meeting of shareholders is kept on file at the Company’s principal executive offices, located at 1201 Network Centre Drive, Effingham, Illinois 62401.
In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, over the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is being mailed on or about March 21, 2022.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The following is information regarding the meeting and the voting process, presented in a question and answer format.
Why did I receive access to the proxy materials?
According to our records, on March 4, 2022, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the meeting. It also gives you information concerning those matters to assist you in making an informed decision.
What matters will be voted on at the meeting?
You are being asked to vote on: (i) the election of the three nominees named in this proxy statement to serve as Class III directors, each for a term expiring at the 2025 annual meeting of shareholders; (ii) the approval, on a non-binding, advisory basis, of the compensation of certain executive officers, otherwise known as a “say-on-pay” proposal; and (iii) the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2022. These matters are more fully described in this proxy statement.
What are the board’s voting recommendations?
The board recommends that you vote your shares “FOR” the election of each of the director nominees named in this proxy statement, “FOR” the say-on-pay proposal, and “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2022.
If I am the record holder of my shares, how do I vote?
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., there are four ways to vote:
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Via the Internet.   You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and these instructions can be found on your proxy card.

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By Telephone.   If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

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By Mail.   If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

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In Person.   You may vote in person at the meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the record date.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name (such as if you hold your shares through a broker, trustee or other fiduciary), then that organization will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you are a beneficial owner of shares held in street name and wish to vote in person at the meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver’s license or a passport. For your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.
What happens if I do not give specific voting instructions?
Shareholders of Record.   If you are a shareholder of record and you: (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board; or (ii) sign, date and return a proxy card without giving specific voting instructions; then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.
Beneficial Owners of Shares Held in Street Name.   If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
At the meeting, the election of directors and the say-on-pay proposal are considered non-routine matters, but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.
If I hold shares in the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan, who votes my shares?
If you are a holder of stock in the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (the “Plan”), you can direct the service provider of the Plan (the “Service Provider”) how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Service Provider, then the shares held for your benefit in the Plan shall be voted in accordance with the recommendations of the board.
What options do I have in voting on each of the proposals?
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the election of each director nominee, the say-on-pay proposal, the ratification of the appointment of our independent registered public accounting firm, and any other proposal that may properly be brought before the meeting.

How many votes may I cast?
You are entitled to cast one vote for each share of common stock you owned on the record date.
What is the quorum required for each matter?
The holders of a majority of the outstanding shares of the Company entitled to vote on each matter represented in person or by proxy will constitute a quorum for purposes of such matter at the meeting. If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time. On March 4, 2022, the record date, there were 22,289,012 shares of common stock issued and outstanding and entitled to vote.
A list of shareholders entitled to vote at the meeting will be available for inspection by shareholders within 20 days after the record date at the Company’s office located at 1201 Network Centre Drive, Effingham, Illinois 62401.
Broker non-votes will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot. Similarly, abstentions will also count in determining the presence of a quorum.
How many votes are needed for approval of each proposal?
With respeact to the election of directors, if a majority of the shares represented at the meeting and entitled to vote on such proposal are voted “FOR” any nominee, he or she will be elected as a director to serve until the Company’s 2025 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal.
With respect to the say-on-pay proposal, if a majority of the shares represented at the meeting and entitled to vote on such proposal are voted “FOR” the proposal, such proposal will be approved. Please note, however, that because the say-on-pay proposal is advisory, the outcome of such vote will not be binding on the board of directors or the Compensation Committee.
With respect to the ratification of the appointment of our independent registered public accounting firm, if a majority of the shares represented at the meeting and entitled to vote on such proposal are voted “FOR” the proposal, such proposal will be approved.
How are abstentions and broker non-votes treated?
With respect to the election of directors, a vote to “ABSTAIN” will have the effect of a vote “AGAINST” the applicable nominee. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect on the election of a nominee.
With respect to the say-on-pay proposal, a vote to “ABSTAIN” will have the effect of a vote “AGAINST” such proposal. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect on such proposal.
With respect to the ratification of the appointment of our independent registered public accounting firm, a vote to “ABSTAIN” will have the effect of a vote “AGAINST” the proposal.
To minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time prior to the taking of the vote at the meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at 1201 Network Centre Drive, Effingham, Illinois 62401, prior to the meeting.
What happens if a nominee is unable to stand for election?
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The board has no reason to believe any nominee will be unable to stand for election.
Who will serve as the inspector of election?
A representative of the Company is expected to serve as the inspector of election.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. In addition, we have engaged Georgeson to solicit proxies of institutional investors, for an anticipated cost of $11,500. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
We currently have ten directors serving as our board, a majority of whom we have determined to be “independent,” as that term is defined by the rules of the Nasdaq Stock Market. Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of Mr. Ludwig, each of our current directors is an independent director, as defined under the applicable rules. The board determined that Mr. Ludwig does not qualify as an independent director because he is an executive officer of the Company.
Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, with additional special meetings held from time to time. Our directors also discuss business and other matters with Mr. Ludwig, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.
The board held eight regularly scheduled and special meetings during 2021. In 2022, the full board intends to hold eight regularly scheduled meetings with special meetings held from time to time when necessary and through committee membership, which is discussed below. During 2021, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting of shareholders, we encourage and expect all of our directors to attend. Last year, each of our directors serving at that time was present at the annual meeting of shareholders.
Committees of the Board of Directors
Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Policy & Compliance Committee and Executive Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our articles and bylaws.
The current charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” The table below shows the current membership of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee:
Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey C. Smith		X	X
Jeffrey G. Ludwig
R. Dean Bingham
Jennifer L. DiMotta			X
Deborah A. Golden		Chair	X
Jerry L. McDaniel	X		Chair
Jeffrey M. McDonnell	X
Dwight A. Miller
Richard T. Ramos	Chair	X
Robert F. Schultz
Meetings Held in 2021	8	4	4

Audit Committee.   Our Audit Committee currently consists of Richard T. Ramos (Chair), Jerry L. McDaniel, and Jeffrey M. McDonnell. Our board of directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of “independent director” under Nasdaq Stock Market rules; (ii) each of the members satisfies the additional independence standards under Nasdaq Stock Market rules and applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our board of directors has determined that Mr. Ramos has the required financial sophistication due to his experience and background, which Nasdaq Stock Market rules require at least one such Audit Committee member have. Our board has determined that Mr. Ramos also qualifies as an “audit committee financial expert,” as that term is defined under applicable SEC rules.
Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Audit Committee is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” As described in its charter, our Audit Committee has responsibility for, among other things:
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selecting and reviewing the independence, qualifications and performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

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reviewing on a quarterly basis a summary of findings from completed internal audits, and a progress report on the proposed internal audit plans, with explanations for any deviations from the original plan as well as disposition of audit recommendations;

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reviewing and discussing with management, the internal auditors and the independent auditors the effectiveness of our system of internal control and internal audit procedures;

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reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements, including disclosures made in management’s discussion and analysis, earnings press releases and any earnings guidance provided to analysts and rating agencies, prior to the release of quarterly and annual earnings results;

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discussing with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies;

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reviewing and approving all material related party transactions; and

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handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

Compensation Committee.   Our Compensation Committee currently consists of Deborah A. Golden (Chair), Richard T. Ramos, and Jeffrey C. Smith. Our board of directors has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee is “independent” under Nasdaq Stock Market rules and also satisfies the additional independence standards under Nasdaq Stock Market rules for compensation committee service.
Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Compensation Committee is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” As described in its charter, our Compensation Committee has responsibility for, among other things:
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reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

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determining the annual compensation of our Chief Executive Officer;

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reviewing the compensation decisions made by our Chief Executive Officer with respect to our other named executive officers;

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overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our board of directors relating to these matters;

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reviewing the management succession plans of the Company;

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determining whether to retain or obtain the advice of a compensation consultant, legal counsel or other adviser and to oversee the appointment, compensation and work of any such adviser; and

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handling such other matters that are specifically delegated to the Compensation Committee by our board of directors from time to time.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee currently consists of Jerry L. McDaniel (Chair), Jeffrey C. Smith, Jennifer L. DiMotta and Deborah A. Golden. Our board of directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is “independent” under Nasdaq Stock Market rules.
Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” As described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:
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identifying qualified individuals to serve as directors of the Company and recommending to the Company’s board of directors the nomination or appointment of such individuals;

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monitoring the functioning of our standing committees and recommending any changes with respect to the assignment of individual directors to such committees;

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developing, reviewing and monitoring compliance with our corporate governance guidelines;

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reviewing annually the composition of our board of directors as a whole and making recommendations; and

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handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our board of directors from time to time.

Our Nominating and Corporate Governance Committee strives to recommend candidates for director positions who will create a collective membership on the board of directors with varied experience and perspective and who maintain a board that reflects diversity, including but not limited to gender, ethnicity, background, country of citizenship and experience.
In carrying out its nominating functions, the Nominating and Corporate Governance Committee has developed qualification criteria for all potential director nominees, including incumbent directors, board nominees and shareholder nominees included in the proxy statement. These criteria include the following attributes:
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the highest personal and professional ethics, integrity and values;

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sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;

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exemplary management and communication skills;

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contribution to the board’s goals of having a diverse range of backgrounds, views, experiences, talents and skills in the boardroom;

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evidence of effective leadership and sound judgment in the nominee’s professional life;

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a willingness to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics; and

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a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member, and a commitment to serving on the board for an extended period of time.

The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq Stock Market rules to ensure that, at all times, at least a majority of our directors are independent. Our Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidates, including shareholder recommendations. Because of this, there is no separate policy with regard to the consideration of candidates recommended by shareholders.
Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:
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board and committee attendance and performance;

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length of board service;

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experience, skills and contributions that the existing director brings to the board;

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independence and any conflicts of interest; and

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any significant change in the director’s professional status or work experience, including the attributes considered for initial board membership.

Shareholder Communication with the Board, Nomination and Proposal Procedures
General Communications with the Board.   Shareholders may contact our board of directors by contacting Douglas J. Tucker, Secretary, Midland States Bancorp, Inc. at 1201 Network Centre Drive, Effingham, Illinois 62401 or (217) 342-7321.
Nominations of Directors.   In accordance with our bylaws, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to our Secretary, at the above address, not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, then written notice of the nomination must be delivered to our Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
We anticipate holding our 2023 annual meeting of shareholders on May 1, 2023. As a result, notice of nominations for directors to be elected at the 2023 annual meeting of shareholders must be delivered to our Secretary no earlier than January 1, 2023, and no later than January 31, 2023. The shareholder’s notice to the Secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of the Company if so elected. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement, unless they are also submitted in accordance with the requirements described under “Other Shareholder Proposals,” below.
Other Shareholder Proposals.   To be considered for inclusion in our proxy statement and form of proxy for our 2023 annual meeting of shareholders, shareholder proposals must be received by our Secretary, at the above address, no later than December 1, 2022, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations.

For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to our Secretary not less than 90 days nor more than 120 days prior to the annual meeting. However, that if less than 100 days’ notice of the date of the annual meeting is given to shareholders, then written notice of the proposal must be delivered to our Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed to shareholders.
We anticipate holding our 2023 annual meeting of shareholders on May 1, 2023. As a result, notice of shareholder proposals to be brought at the 2023 annual meeting of shareholders must be delivered to our Secretary no earlier than January 1, 2023, and no later than January 31, 2023. The shareholder’s notice to the Secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business; (c) the number of shares of the Company’s common stock beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal.
Board Leadership Structure
We currently have separate individuals serving as Chairman of our board of directors and as our Chief Executive Officer. Mr. Jeffrey C. Smith serves as Chairman, and Mr. Jeffrey G. Ludwig holds the position of Chief Executive Officer.
Although our bylaws do not require our Chairman and Chief Executive Officer positions to be separate, our board believes that having separate positions and having a non-executive director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in its fundamental role of providing advice to and independent oversight of management. In addition, we believe this leadership structure allows our board to more effectively monitor and evaluate the performance of our Chief Executive Officer.
Independent Director Sessions
Consistent with Nasdaq Stock Market listing requirements, the independent directors regularly meet without the non-independent directors present. In 2021, four independent sessions were held.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Policy & Compliance Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern. The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk, and the Director Credit Risk Committee of the Bank’s board of directors oversees the credit risk for large loans and approves credit risk policy changes.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight.

Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the company, including through meetings of its Senior Risk Committee. Executive officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk-management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises of any areas of concern.
Compensation Committee Interlocks and Insider Participation
During 2021, Deborah A. Golden, Richard T. Ramos and Jeffrey C. Smith served on our Compensation Committee. None of the members of our Compensation Committee will be or has been an officer or employee of the Company. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow. Our code of business conduct and ethics is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” In accordance with SEC rules, we intend to disclose on the “Investors” section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, executive officers and employees from entering into any hedging transaction with respect to any of the Company’s securities. This prohibition includes the purchase or use of stock options, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments to directly offset any decrease in the market value of the Company’s securities. However, this prohibition does not apply to positions in broad-based exchange-traded mutual funds or exchange-traded funds containing stocks in the financial or banking sector.
Board Diversity
The following table summarizes each director’s voluntary self-identified diversity characteristics.
Board Diversity Matrix (As of March 1, 2022)
Total Number of Directors	10

	Female	Male
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
African American or Black	—	1
Hispanic or Latino	—	1
White	2	5
Did Not Disclose Demographic Background	1

Director Compensation
The following table sets forth information regarding 2021 compensation for each of our nonemployee directors. None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received by the Company as set forth below.
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Total ($) (h)
R. Dean Bingham	43,950	29,300	73,250
Jennifer L. DiMotta	38,701	25,800	64,501
Deborah A. Golden	35,551	23,700	59,251
Jerry L. McDaniel	41,888	27,925	69,813
Jeffrey M. McDonnell	26,550	17,700	44,250
Dwight A. Miller	40,388	26,925	67,313
Richard T. Ramos	52,576	35,050	87,826
Robert F. Schultz	65,958	43,972	109,930
Jeffrey C. Smith	73,717	49,144	122,860

(1)
The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock units granted in 2021 in accordance with FASB ASC Topic 718. The amounts shown are based on fair market values of $26.27 for awards granted on June 30, 2021. Each of our directors, aside from Mr. Ludwig, received a grant of restricted stock units on June 30, 2021 which will vest on March 31, 2022 subject to continued service on the board. The aggregate number of restricted stock units held by each nonemployee director as of December 31, 2021 was as follows:

R. Dean Bingham — 1,115 restricted stock units
Jennifer L. DiMotta — 982 restricted stock units
Deborah A. Golden — 902 restricted stock units
Jerry L. McDaniel — 1,063 restricted stock units
Jeffrey M. McDonnell — 674 restricted stock units
Dwight A. Miller — 1,025 restricted stock units
Richard T. Ramos — 1,334 restricted stock units
Robert F. Schultz — 1,674 restricted stock units
Jeffrey C. Smith — 1,871 restricted stock units
Under our director compensation policy, nonemployee directors are provided with an annual retainer fee of $22,050 for service on the Company board and $11,025 for service on the Bank board. The Chairman of the Company board is entitled to an annual fee of $44,691 and the Chairman of the Bank board is entitled to an annual fee of $22,345. The Chair of the Audit Committee is entitled to an additional annual fee of $10,688, and other members of the Audit Committee are entitled to an additional annual fee of $4,500. The Chair of the Compensation Committee is entitled to an additional annual fee of $10,688, and other members of the Compensation Committee are entitled to an additional annual fee of $4,313. The Chair of the Nominating and Corporate Governance Committee is entitled to an additional annual fee of $4,313, and other members of the Nominating and Corporate Governance Committee are entitled to an additional annual fee of $2,813. The Chair of the Risk Policy & Compliance Committee is entitled to an additional annual fee of $10,688, and other members of the Risk Policy & Compliance Committee are entitled to an additional annual fee of $4,500. Members of the DCRC Committee are entitled to an additional annual fee of $10,875. Directors who were members of the trust committee of the Bank board were entitled to an additional annual fee of $2,813.

OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM (ESG)
Environmental
Our environmental initiatives pertain to our internal business operations and our Bank’s lending activities.
Facilities
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Our Corporate HQ, built in 2011, is LEED (Silver) Certified.

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We have installed Solar power in 10 Midland locations.

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We have made more than $50 million of credit available for residential solar projects since 2011.

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We have also provided $540 million of financing for 18 “green” (LEED, Energy Star, etc.) multi-family/health care facilities since 2017.

Paper Reduction
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More than 40% of our customers use paperless statements and we have had a paper elimination program in place since 2010.

Social
We strive to further the financial success of the families and small-medium sized/minority owned businesses in our markets by offering fair products and services supported by financial education and other measures.
Our Community Development Plan (CDP), which is available at www.midlandsb.com/community-development-plan, is designed to insure we serve as a catalyst for community development in our neighborhoods.
We strive to safekeep our customer’s information, and help them reduce the chance of identity theft and online fraud.
Community Outreach
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We have been serving families and businesses since 1881, offering products and services based on the needs of our customers.

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We work with more than 150 low-to-moderate income (LMI) and minority focused community groups to insure we address the needs of each of our markets.

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The Midland Institute CEO program, a unique year-long program designed to teach entrepreneurship to high school students, was created in 2010. In 2020, more than 50 programs, serving 229 high schools in six states, now utilize this powerful program for energizing tomorrow’s business leaders.

Culture and People
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Since 2008 Midland has provided all employees with personal and professional development training.

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Midland’s Advanced Study for Talent Enrichment and Resource Training (MASTERS) program serves to develop future leaders of the Company. To date 59% of participants have been women or minority employees.

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Midland launched its Diversity & Inclusion Council in April 2020 to focus on diversity in the workplace and workforce.

Philanthropy
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$30 million of investment towards community development goals targeted for the 2019-2021 period.

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Since its creation in 2011, the Midland States Bank Foundation has contributed more than $1,150,000 to non-profit organizations throughout Midland’s footprint.

Financial Education
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Since 2015 we have held more than 240 financial literacy seminars in LMI/minority neighborhoods in our footprint.

Community Development and Financial Inclusion
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We have provided $877 million of financing for 148 affordable multi-family and health care projects since 2015.

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Through our Believable Banking® Residential Mortgage and Home Improvement programs we have made more than $31 million of loans to families underserved by traditional loan programs.

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Our banking products and services are offered through our personal bankers, online with materials clearly describing the features, costs and alternatives available, and by dual- language materials in our branches and our ADA compliant website.

Governance
Midland has a long history of effective corporate governance, inclusiveness and providing opportunities for personal and professional development for all employees.
Our Enterprise-Wide Risk Management program has been one of the five initiatives under our Strategic Plan since its creation in 2008.
Our Executive Compensation program is designed to reward growth oriented results without exceeding proper credit and other risk tolerances for a community-focused banking organization.
Reputation and Ethics
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Midland States Bank was one of the first banks in the nation to have a woman on its board (1903).

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Our board composition includes 40% women and minorities, and our criteria for identifying directors includes seeking diverse individuals.

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Our Code of Business Conduct and Ethics is available at investors.midlandsb.com.

Oversight of Strategy and Risk Management
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The Company’s Chair and CEO roles have been separate since the Company’s inception (1988).

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All directors, except our CEO, are “independent” pursuant to applicable SEC/NASDAQ rules.

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Our Board of Directors has established a Risk and Compliance Committee to oversee all aspects of risk and compliance management across our enterprise.

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Consistent with COSO’s 2017 Enterprise-Wide Risk Management (ERM) Framework, our ERM program employs business process risk ownership and the “three lines of defense” model. The primary objectives of our ERM framework are to:

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Maintain sufficient liquidity given our funding requirements;

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Identify, measure, monitor and report market, credit and operational risks;

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Promote awareness of emerging risks among all employees, managers, directors; and

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Manage avoidable exposures through a robust framework of internal controls.

Data Security & Privacy
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We utilize data security programs and a privacy policy under which we do not sell or share customer information with non- affiliated entities.

Executive Compensation
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Our executive compensation, including all performance related compensation, is evaluated annually by Risk Management to ensure consistency with Federal Reserve Safety and Soundness requirements, and the Interagency Guidance on Sound Incentive Compensation Policies issued jointly by the federal regulatory agencies.

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All cash and equity incentive programs for executive officers include performance metrics and/or four-year vesting periods.

The information contained in this section of this proxy statement shall not be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this section of this proxy statement by reference in such filing.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the annual meeting, our shareholders will elect three Class III directors for a term expiring at the 2025 annual meeting of shareholders. The Company’s directors are divided into three classes having staggered terms of three years. As described further below, each of the three nominees for election as Class III directors is an incumbent director. Each nominee has consented to being a nominee and serving on the board, if elected, but if any of the nominees becomes unavailable for election, the holders of the proxies may vote for another nominee when voting at the meeting. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.
Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting.
The board of directors unanimously recommends that you vote “FOR” each of the nominees for director.
Nominees for Election
	Name	Age	Position with the Company	Director Since
Class III Term expires 2025	R. Dean Bingham	57	Director	2020
	Jerry L. McDaniel	57	Director	2012
	Jeffrey M. McDonnell	58	Director	2015
Continuing Directors
	Name	Age	Position with the Company	Director Since
Class I Term expires 2023	Jennifer L. DiMotta	48	Director	2018
	Richard T. Ramos	59	Director	2012
	Jeffrey C. Smith	60	Chairman of the Board	2005
	Jeffrey G. Ludwig	50	President, Chief Executive Officer and Director	2019
Class II Term expires 2024	Deborah A. Golden	67	Director	2015
	Dwight A. Miller	69	Director	2012
	Robert F. Schultz	57	Director	2002
All of our directors will hold office until the annual meeting of shareholders in the year indicated and their respective successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.
The business experience of each nominee and continuing director, as well as their qualifications to serve on the board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee, continuing director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Jeffrey C. Smith
Background.   Mr. Smith serves as the Chairman of the Company, a position he has held since 2020, and as Chair of our Nominating and Corporate Governance Committee. He is a Principal and Managing Partner of Walters Golf Management, a golf club management company headquartered in St. Louis, Missouri, which manages a number of properties and offers turnkey management, construction management, acquisition, consulting, agronomics and remodeling/redecorating services. The company also has a revenue management business assisting facilities to improve annual green fee income through innovative software systems and methodologies. He has been with Walters Golf Management Group since 1996 and also serves on two not-for-profit philanthropic boards, The Greater St. Louis Golf Charities, and the Metropolitan Gold Foundation. Mr. Smith received his B.S. in Education from the University of Missouri.
Skills and Qualifications.   Our board considered Mr. Smith’s business experience, his management experience as the managing partner of a business and his knowledge of the business community in our St. Louis market area in determining that he should be a member of our board.

Jeffrey G. Ludwig
Background.   Mr. Ludwig serves as President and Chief Executive Officer of the Company, positions he has held since March 2018 and January 2019, respectively, and as Chief Executive Officer of the Bank since March 2018. Prior to those appointments, Mr. Ludwig served as Executive Vice President of the Company and the Bank since 2010, and also as Chief Financial Officer of the Company and the Bank from November 2006, when he joined the Company and the Bank, through November 2016 and from October 2017 until March 2018. Mr. Ludwig also previously served as President of the Bank from November 2016 until he was promoted to Chief Executive Officer of the Bank in March 2018. He serves on the Company’s Executive Committee. Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., an NYSE-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a Nasdaq-listed company in San Jose, California, from 2002 to 2005; and various positions, including Senior Manager — Audit & Advisory Services, for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.
Skills and Qualifications.   Our board considered Mr. Ludwig’s positions as President and Chief Executive Officer of the Company, his experience in executive officer roles within the Bank, and his long-standing relationships within the business community in determining that he should be a member of our board.

R. Dean Bingham
Background.   Mr. Bingham has served on the board of directors of the Bank since 2018 and joined the board of directors of the Company in 2020. Since 1994, Mr. Bingham has served as President of Agracel, Inc., an industrial developer of facilities for manufacturing and high-tech entities in small to midsized communities. Throughout his career, Mr. Bingham has been directly involved with the development of over 17 million square feet of industrial projects on long term leases, focused primarily in tertiary markets with an emphasis on manufacturing. Mr. Bingham also serves as a board member of Southeastern Illinois Community Foundation and Effingham Railroad. Mr. Bingham received his B.S. in Industrial Engineering from the University of Illinois.
Skills and Qualifications.   Our board considered Mr. Bingham’s business experience, his management experience as the President of a business and his knowledge of the business communities in determining that he should be a member of our board.

Jennifer L. DiMotta
Background.   Mrs. DiMotta is President of DiMotta International LLC (DI), an international consulting firm focusing on digital transformation, leadership training and building aggressive sales growth, a position she has held since 2020. Prior to DI, she served as Executive Vice President and Chief Marketing Digital Officer of MediaMarktSaturn, Europe’s largest consumer electronics retailer, from 2019 to 2020. Prior to joining MediaMarkt in 2019, she was President of DiMotta Consulting LLC, a strategic eCommerce and digital marketing consulting firm, which she founded in 2017. Prior to launching her consulting business, Mrs. DiMotta served as Vice President Digital and Omnichannel of Bluemercury Inc., a cosmetics retailer, beginning in 2015, as Vice President eCommerce of Sports Authority, Inc., a sporting goods retailer, beginning in 2013, and as Senior Director of eCommerce of Office Depot, beginning in 2012, where she was responsible for developing those companies’ eCommerce and digital marketing efforts. Mrs. DiMotta holds a B.A. in Criminal Justice from the University of Nebraska, and a Master’s Degree in Leadership from Bellevue University.
Skills and Qualifications.   Our board considered Mrs. DiMotta’s more than 20 years’ experience in leadership and management, business development, and information technology, including omnichannel strategies, in determining that she should be a member of our board.

Deborah A. Golden
Background.   Ms. Golden, who serves as Chair of our Compensation Committee, joined the Company’s board in November 2015. Ms. Golden serves as Executive Vice President, General Counsel and Secretary of GATX Corporation, a NYSE-listed railcar leasing company, where she has been employed since 2006. She previously served as General Counsel of Midwest Generation, LLC, a power generation company, from 2004 to 2006; Assistant General Counsel, Office of the Governor, State of Illinois, from 2003 to 2004; in various executive legal positions at Ameritech Corporation from 1995 to 2001; and as a partner at Schiff, Hardin & Waite, where she began her legal career in 1984. Ms. Golden holds a B.A. from Boston College, a J.D. from Loyola University School of Law and an M.B.A. from Loyola University. She is a member of the Illinois Bar.
Skills and Qualifications.   Our board considered Ms. Golden’s experience as an executive of a publicly-traded company, her experience with commercial leasing, and her knowledge of corporate governance of publicly-traded companies in determining that she should be a member of our board.

Jerry L. McDaniel
Background.   Mr. McDaniel is President of Superior Fuels, Inc., whose principal business was the wholesale supply of propane and petroleum products prior to the sale of these business lines and which now holds various real estate investments, a position he has held since 2007, and President of Dirtbuster Carwash LLC, which operates carwashes in Southern Illinois and Indiana. In addition to his ownership of these businesses, Mr. McDaniel is a principal in other businesses, including real estate development. Mr. McDaniel is a licensed pilot and previously served on the board of the Southeastern Illinois Community Foundation from 2013 to 2020. Prior to joining our board, Mr. McDaniel served as a director of another local community bank.
Skills and Qualifications.   Our board considered Mr. McDaniel’s experience in starting and running several local businesses, his broad investment experience and his prior service as a director of a community bank in determining that he should be a member of our board.

Jeffrey M. McDonnell
Background.   Mr. McDonnell is Chief Executive Officer of J&J Management Services, Inc., a private management company, a position he has held since 2012, and prior to that as President and Chief Compliance Officer since 1997. He also serves on the board of The Center for Emerging Technologies, a non-profit technology incubator. Prior to Midland’s acquisition of Heartland Bank in December 2014, Mr. McDonnell was a director of Heartland Bank and its parent company, Love Savings Holding Company. Mr. McDonnell also serves on the investment advisory committees for the venture capital firm RiverVest and as a manager or member of various investment partnerships. Mr. McDonnell holds a B.A. in Economics from Princeton University, an M.B.A. from the University of Michigan and a certification as a Chartered Financial Analyst.
Skills and Qualifications.   Our board considered Mr. McDonnell’s service on the boards of Love Savings Holding Company and Heartland Bank and his other business experience in determining that he should be a member of our board.

Dwight A. Miller
Background.   Mr. Miller is the Chief Executive Officer and Owner of Dash Management, positions he has held since 2002. Until 2019, Dash Management owned a number of McDonald’s franchises in Champaign and Decatur, Illinois. Mr. Miller has served in a number of management positions with McDonald’s Corp., including NE Zone Franchising Manager responsible for recruiting and development of franchisees, McOpCo Operation Manager running company restaurants in Connecticut and Western Massachusetts, and Field Service Manager responsible for franchise operation and relationships in over 200 stores in upstate New York. Mr. Miller also served as President of the Greater Chicago Region-Regional Leadership Council, representing McDonald’s franchisees, and on the National Leadership Committee. Mr. Miller is the past Chairman for the Champaign County Chamber of Commerce and is on the Board of Trustees for the University of Findlay. He holds a B.S. in Accounting from the University of Findlay.
Skills and Qualifications.   Our board considered Mr. Miller’s experience as a chief executive officer and his experience as an executive for a large company in determining that he should be a member of our board.

Richard T. Ramos
Background.   Mr. Ramos, who serves as Chair of our Audit Committee, is Executive Vice President, Chief Financial Officer and board member for Maritz Holdings, Inc., headquartered in St. Louis, Missouri. Maritz specializes in the design and development of incentive, reward and loyalty programs focused on improving workforce quality and customer satisfaction. He has been with Maritz since 2000. Prior to joining Maritz, Mr. Ramos served as Chief Financial Officer for Purcell Tire and Rubber Company, practiced corporate law at the firm of Blumenfeld, Kaplan and Sandweiss in St. Louis, and was a senior manager at KPMG LLP. He received his B.S. in Business Administration from the University of Missouri in St. Louis and his J.D. from St. Louis University School of Law. Mr. Ramos is a Certified Public Accountant and a member of the Missouri Bar.
Skills and Qualifications.   Our board considered Mr. Ramos’s experience as a chief financial officer and board member and his accounting acumen in determining that he should be a member of our board.

Robert F. Schultz
Background.   Mr. Schultz serves as the Chairman of the Bank. He also serves as Managing Partner of the J.M. Schultz Investment, L.L.C., a family investment firm, and has been with this organization since 1989. Since 1996, he also has served as Chairman of the Board of Directors of AKRA Builders Inc., a national construction, design-build and project management firm headquartered in Teutopolis, Illinois. Prior to joining the Company’s board of directors, he served on the board of directors of Prime Banc Corp. and First National Bank of Dieterich. He also serves as a founding board member of national, state and regional non-profit organizations focused on social services and student education. Mr. Schultz received his B.S. in Finance from the University of Illinois and a J.D. from the University of Notre Dame Law School.
Skills and Qualifications.   Our board considered Mr. Schultz’s business and investment experience, his experience as a director of other community banks, and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

The business experience for each of our executive officers not discussed above is as follows:
Jeffrey S. Mefford.   Mr. Mefford, age 57, serves as Executive Vice President of the Company and President of the Bank, positions he has held since March 2018. He has been with the Bank since 2003, and prior to his appointment as Executive Vice President of the Company and President of the Bank, he served as the Bank’s Executive Vice President — Banking since October 2010. Prior to serving as Executive Vice President — Banking, Mr. Mefford served as the Bank’s Illinois Region Market President, responsible for the banking offices in our central Illinois market. Prior to joining the Bank, Mr. Mefford held the position of President and Chief Executive Officer of Farmers State Bank of Camp Point in Camp Point, Illinois, from 2000 to 2003. Mr. Mefford received his B.S. in Business Administration from Illinois College and his M.B.A. from William Woods University.
Eric T. Lemke.   Mr. Lemke, age 53, CPA (inactive), serves as Chief Financial Officer of the Company and the Bank, having been promoted to those positions in November 2019. Prior to his appointment as Chief Financial Officer, Mr. Lemke, who has been with the Company since 2018, served as Director of Assurance and Audit. Immediately prior to joining the Company, he was the Chief Financial Officer of Metropolitan Capital Bancorp, Inc. and Metropolitan Capital Bank & Trust, its banking subsidiary, since July 2017. Prior to that he was a partner in the Financial Services Practice of RSM US LLP, having first joined RSM in 1993. Mr. Lemke holds a B.S. in Accounting from Olivet Nazarene University in Bourbonnais, Illinois, and is a member of the American Institute of Certified Public Accountants.
Douglas J. Tucker.   Mr. Tucker, age 63, serves as Senior Vice President and Corporate Counsel of the Company and the Bank, positions to which he was appointed in October 2010. Mr. Tucker also serves on the Company’s Executive Committee. Prior to joining the Company, Mr. Tucker was a Partner in the Corporate Services Group of Quarles & Brady LLP, having joined that firm in 2004. Mr. Tucker also served as Chair of Quarles & Brady’s Chicago Securities Practice, as one of the firm’s National Growth Partners, as Chair of the China Law Group and as Managing Partner of the firm’s office in Shanghai, China. Mr. Tucker, who has worked with financial institutions for more than 25 years, has been a licensed attorney since 1993 and an Adjunct Professor at the Chicago-Kent Law School from 2002 to 2016. He holds a B.A. in International Relations from Michigan State University and a J.D. from Northwestern University School of Law.
Jeffrey A. Brunoehler.   Mr. Brunoehler, age 61, serves as the Bank’s Senior Vice President — Chief Credit Officer, a position he has held since July 2010. Prior to joining the Bank, Mr. Brunoehler held positions at AMCORE Bank, N.A., as Senior Vice President and Regional Credit Officer from 2005 to 2010 and Senior Vice President and Market President from 1999 to 2004. Mr. Brunoehler received his B.S. in Agricultural Economics from the University of Illinois.
James R. Stewart.   Mr. Stewart, age 66, serves as the Bank’s Chief Risk Officer. He joined as Director of Risk Management in 2012, was appointed Senior Director of Risk Management in 2013, and assumed his current role in June 2015. Prior to joining the Bank, Mr. Stewart was a principal with JHC Risk Strategies, a risk management consulting firm in Williston, Vermont, and from 2003 to 2010, served as Executive Vice President and Chief Risk Officer at Bank of N. T. Butterfield & Son Limited, Hamilton, Bermuda. Prior to that position, he was Senior Vice President and Head of Risk Management at Riyad Bank, Riyadh, Saudi Arabia, and for seventeen years prior consulted to Lloyd’s of London and other key insurers on financial services risks. Mr. Stewart holds a B.S. in Business Administration from the University of Alabama. He is a CPA and a Chartered Global Management Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Philosophy
We design our executive compensation program to attract and retain executives who have the background, leadership skills and entrepreneurial drive to execute our Strategic Plan. Our overall approach is based on the following:
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Utilizing data from compensation surveys performed by our independent compensation consultant (generally every year, as determined by our Compensation Committee) regarding our peer group as a reference point in setting total compensation for 2022. Our peer group, and the metrics used to identify this group, is provided under “Compensation Best Practices.”

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Developing overall compensation for our executive officers that is significantly performance-based, including salary, short-term incentives and long-term incentives. The charts below provide a summary of the target percentage of each element of our NEOs’ 2021 direct compensation, including long term incentives:

Additional information regarding each element of our executive compensation is included under “Compensation Components.”
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Considering input we receive from our shareholders.

Named Executive Officers
Our named executive officers (“NEOs”) for 2021, which consist of our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers, are:
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Jeffrey G. Ludwig, President and Chief Executive Officer

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Jeffrey S. Mefford, Executive Vice President and President of the Bank

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Douglas J. Tucker, Senior Vice President and Corporate Counsel

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Eric T. Lemke, Chief Financial Officer

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James R. Stewart, Senior Vice President and Chief Risk Officer of the Bank

Compensation Philosophy and Objectives
We strive to be among the top performing community banks in the nation. While our operations are primarily located in Illinois and the St. Louis metropolitan area in Missouri, we measure our performance on both a local and national level. Our compensation philosophy reflects this vision and strategy.
We structure our executive compensation program to align compensation with business objectives, to motivate our named executive officers to enhance long-term business results (although certain shorter-term results, such as revenue, net income and earnings per share are also targeted), and to enable us to attract talent and retain and reward executive officers who contribute to our financial performance and success. In particular, we do the following:
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use performance-based incentives as a meaningful portion of our named executive officers’ total compensation while ensuring a sufficient base level salary in both strong and weak economic markets necessary to retain national-level executive talent;

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condition incentive-based compensation on key performance objectives, including annual financial targets, which focus our executive team on sustaining top-level performance of the Company and the Bank and creating long-term value for our shareholders; and

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conduct through our Risk Management Department an annual risk-based assessment of our compensation program to help ensure our overall compensation program is designed to incentivize long-term shareholder growth without incentivizing short-term risk taking.

In addition to being motivational tools for our existing executive team, we also structure our compensation packages in view of our recruitment and retention objectives. The Compensation Committee is mindful of the need to compete for national-level executive talent and attract talent to Effingham, Illinois, the location of our corporate headquarters. In this endeavor, one of our challenges has been persuading top-level talent to relocate, often from major metropolitan areas, to Effingham, which is a town of slightly more than 12,000 people situated approximately two hours from St. Louis, Missouri and Indianapolis, Indiana. Therefore, in establishing our compensation program, the Compensation Committee considers the pay practices of our peers as one of many factors in establishing our executive compensation programs, but does not set compensation at a specific percentile of our peers. As discussed in more detail below, the Compensation Committee has established a selective group of peers with the assistance of our independent compensation consultant.
We will continue to review, evaluate and modify the structure and design of our program to meet its objectives, promote strategic growth, increase value for our shareholders, and maintain a competitive executive compensation package in relation to our peers. Our future compensation plan may depart from historical practices.
Compensation Best Practices
Our Compensation Committee considers it important to design our compensation program in accordance with best practices for public companies, while continuing to be able to recruit and retain superior executive talent.
What We Do	What We Do Not Do
• Use performance-based incentives as a significant portion of our NEOs’ total compensation	• Provide tax gross-ups
• Use peer group benchmarking to inform compensation decisions	• Include walk-away severance payments or single-trigger cash payments upon a change in control
• Condition short-term incentive-based compensation on key performance objectives (revenue, income and earnings per share)	• Provide single-trigger vesting of equity awards in change of control transactions for awards granted during 2020 and thereafter under our 2019 Long-Term Incentive Plan
• Condition annual long-term incentives on four-year equal tranche vesting	• Reprice equity awards without prior shareholder approval
• Provide for severance payments only upon an involuntary termination of employment where the termination was without cause (whether or not such termination is in connection with a

What We Do	What We Do Not Do
change in control)
• Conduct an annual risk-based assessment of our compensation program
Use of Independent Consultants and Peer Group Benchmarking.   The Compensation Committee has authority to retain, at the Company’s expense, outside counsel, experts, compensation consultants and other advisors, as needed. The Compensation Committee has retained Aon’s Human Capital Solutions practice, a division of Aon plc, as its independent compensation consultant to serve in an advisory capacity.
Aon Risk Services, another division of Aon plc, is the Company’s current insurance brokerage provider. The Company paid fees of approximately $181,871 to Aon Risk Services in 2021 for insurance brokerage services. The Company paid Aon’s Human Capital Solutions practice an additional $59,841 for compensation consulting services in 2021. The insurance brokerage services provided to the Company by Aon Risk Services were approved by Company management in the ordinary course of business. Aon has established and followed various policy and practice safeguards between the compensation consultants engaged by the Compensation Committee and the other Aon service providers to the Company, which are designed to help ensure that the Compensation Committee’s compensation consultants continue to fulfill their role in providing objective, unbiased advice.
In its engagement of Aon, the Compensation Committee considered the independence of its compensation advisors under applicable SEC and Nasdaq listing rules and concluded there was no conflict of interest with respect to this engagement.
Aon’s specific services to the Compensation Committee have included support in the Compensation Committee’s effort to develop an appropriate peer group; review and update, as appropriate, our compensation philosophy; review potential risks associated with our compensation programs; analyze our named executive officer and director compensation levels, including based on our peer group; and analyze our equity utilization. Aon also provides reports to the Compensation Committee on market compensation trends and developments.
For compensation decisions for 2021, the following companies were in our peer group, which was jointly developed by Aon and the Compensation Committee:
Enterprise Financial Services	First Financial Bankshares	Park National Corp.
First Busey Corp.	First Commonwealth Financial	Tompkins Financial Corp.
National Bank Holdings Corp.	First Bancorp	Univest Financial Corp.
Bryn Mawr Bank Corp.	City Holding Co.	QCR Holdings Inc.
Westamerica Bancorp.	Washington Trust Bancorp Inc.	Lakeland Financial Corp.
Peoples Bancorp Inc.	Horizon Bancorp Inc.	Sandy Spring Bancorp Inc.
In determining of our peer group for 2022, we selected with Aon’s assistance a peer group of US-based community banks that met the following criteria as of May 3, 2021:
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Less than $13.5 billion in assets after announced acquisitions

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Annual revenue between $200 and $520 million

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Non-interest income of between 20% and 50% of total revenue

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Non-performing assets less than 2.0% of total assets

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Insider ownership of less than 25%

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More than 20 branches

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3-yeart asset growth rate of less than 100%

Based on the criteria above, the Compensation Committee selected, with Aon’s assistance, the following group of 22 publicly-traded financial institutions with assets between $4.2 and $13.2 billion and revenue between $203 and $490 million:

Origin Bancorp	NBT Bancorp, Inc.	Independent Bank Corp.
Enterprise Financial Services	First Financial Bankshares	Park National Corp.
First Busey Corp.	First Commonwealth Financial	Tompkins Financial Corp.
National Bank Holdings Corp.	First Bancorp	Univest Financial Corp.
Community Trust Bancorp Inc.	City Holding Co.	QCR Holdings Inc.
Westamerica Bancorp.	Washington Trust Bancorp Inc.	Lakeland Financial Corp.
Peoples Bancorp Inc.	Horizon Bancorp Inc.	Sandy Spring Bancorp Inc.
German American Bancorp Inc.
Role of Executive Officers in Compensation Decisions.   None of our named executive officers participates in or makes recommendations with respect to their own compensation. The Compensation Committee is responsible for all compensation decisions affecting our Chief Executive Officer, and for performance-driven and other determinations of incentive bonuses and equity awards for all our named executive officers. Our Chief Executive Officer recommends salary adjustments for the other named executive officers, which the Compensation Committee reviews prior to adjustments becoming effective.
Prior Year’s Say-on-Pay Vote.   At the Company’s 2021 annual meeting of shareholders, the nonbinding, advisory proposal to approve the compensation of certain executive officers received the approval of more than 95% of the shares having voting power and present at the meeting. The Company, the board of directors and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the nonbinding, advisory vote and believe that the vote reflects our shareholders’ support of our compensation philosophy and the manner in which we compensate our NEOs. The Compensation Committee generally considered the strong support for the advisory vote on executive compensation as part of its evaluation of the 2021 and 2022 compensation programs.
Compensation Components
General.   We compensate our named executive officers with a combination of base salary, annual incentive bonuses in cash and equity, and other benefits including perquisites. Each element is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers. We expect these fundamental elements of compensation to continue for 2021 compensation.
Base Salary.   Each of our executives receives an annual base salary. The Compensation Committee reviews and approves base salaries of our named executive officers and sets the compensation of our Chief Executive Officer. In setting the base salary of each named executive officer, the Compensation Committee relies on market data provided annually by our independent compensation consultant, Aon, and survey data from industry resources. Salary levels are typically considered annually as part of our executive compensation review process or upon a promotion or other change in job responsibility.

Annual Incentive Bonus — Corporate Bonus Plan.   The Compensation Committee believes that performance-based compensation can and should incentivize our named executive officers to drive the Company’s growth, balanced with the assumption of reasonable risk. Accordingly, we account for several performance and risk-based metrics in their annual incentive bonuses.
Annual cash incentive bonuses may be earned in accordance with the terms of the Company’s Corporate Bonus Plan (the “Bonus Plan”), which is also available to employees of the Company and its subsidiaries other than those individuals with production-related commission structures and our retail team. To emphasize corporate performance, 100% of the bonus opportunities available to our named executive officers are conditioned on Company performance. Each NEO employment agreement specifies a target annual incentive bonus, stated as a percentage of annual base salary, and any such bonus is earned, if at all, in accordance with the requirements of the Bonus Plan.
On a year-by-year basis, the Compensation Committee structures the Bonus Plan by selecting and weighting annual financial goals under which bonuses may be earned. In accordance with the weighting assigned by the Committee, our named executive officers are eligible to earn a portion of their target bonuses if the Company attains a sufficient level of performance for a particular metric. If we fail to attain more than 90% of the target performance goal, our named executive officers earn no amount of their target bonuses subject to the metric. If we achieve greater than 90% but less than 100% of the target performance goal, our named executive officers earn between 50% and 100% of the amount of their target bonuses subject to the metric, with actual payouts determined based on a sliding scale. If we achieve above 100% of a performance goal, the named executive officers will earn an increased percentage of the amount of their target bonuses.
The Compensation Committee may adjust performance goals mid-year, at its discretion, to account for extra-ordinary, one-time events deemed to be in the long-term interests of our shareholders, such as integration expenses incurred in connection with acquisitions. Such discretion was not exercised in 2021. In addition, annual bonuses are subject to partial reduction or forfeiture if certain risk-based capital and asset quality metrics are not maintained, including specified levels for the Bank’s Tier 1 leverage ratio and the Company’s ratio of nonperforming assets to total assets. The named executive officers may later earn restoration bonuses following a reduction or forfeiture if the Committee determines that the deficiencies in the risk-based metrics have been timely cured.
Long-Term Incentive Equity Awards.   The Compensation Committee believes that equity awards serve to align each officer’s interests with those of our shareholders. The equity awards held by our named executive officers and reflected in the compensation tables below all relate to awards made under our 2019 Long-Term Incentive Plan (the “2019 LTIP”) or its predecessor plans. Currently, we grant awards only under the 2019 LTIP, pursuant to which we may issue a wide variety of forms of equity incentives, as deemed appropriate by the Compensation Committee. The Compensation Committee typically grants equity awards to each named executive officer at the time the individual is hired and, thereafter, on an annual basis as part of our overall executive compensation program. The Compensation Committee has found equity awards to be an effective means to attract, retain and reward individuals who contribute to the long-term financial success of the Company and to further align their interests with those of the Company’s shareholders. The Compensation Committee grants equity awards to encourage our named executive officers to stay with, and maximize the performance of, the Company over the long term and to discourage excessive focus on short term metrics at the expense of the long-term health of the organization. As noted above, equity awards are generally tied to a four-year vesting schedule.
Benefits and Other Perquisites.   The named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. These plans are described in the “Executive Compensation — Other Compensation Programs” section below.

2021 and 2022 Compensation Decisions
This section describes the decisions made by the Compensation Committee with respect to the compensation for named executive officers for 2021 as well as certain decisions with respect to 2022 compensation, subject to subsequent modification by the Compensation Committee.
Impact of COVID-19.   COVID-19 factored into the Compensation Committee’s executive compensation decisions for 2021 principally in three ways. The first was with respect to executive base salaries, which as was the case for 2020 were not increased for 2021 out of caution due in part to the uncertainty of economic recovery. The only executive officer that received a salary increase for 2021 was Eric Lemke, who received a salary increase in connection with his prior promotion to Chief Financial Officer.
Second, the Committee determined that it would be appropriate to maintain the performance goals unchanged from the 2020 incentive plan, including the use of both pre and post-provision earnings goals that was adopted in 2020 in response to COVID. Prior to 2020, the earnings metric has accounted for 70% of the target bonus opportunities for each named executive officer. In 2020 the Committee split the earnings metric into two equal portions: one based on earnings per share, consistent with the initial pre-pandemic plan design; and the other based on adjusted pre-tax, pre-provision income, to better measure the Company’s core performance absent the impact of COVID. Additionally, the revenue metric was modified in 2021 to adjust for gains on the sale of commercial mortgage servicing rights and changes to the valuation of that servicing portfolio as well as certain other extraordinary events.
The third consideration was to revert back to a more normal long-term equity award for the 2021 fiscal year based on the return of the Company’s share price to general pre-COVID levels. In 2020, as was the case for many community banks, the Company’s share price decreased dramatically following the beginning of the pandemic. In November 2020, at the time of the annual LTIP equity grants the Committee determined that it would not have been appropriate to grant the named executive officers their ordinary target equity awards because the significantly lower share price would have resulted in a substantial increase in the number shares that each executive would receive, as compared to the prior year. Accordingly, the Committee reduced the grant date fair value of each NEO’s restricted stock award by approximately 50% for the grants made in 2020.  With the return to the more normal trading range of our shares in mid-late 2021, the Committee granted long-term incentive awards in the same general manner as it had done in years prior to 2020.
Base Salary.   Based upon strong corporate performance in 2021, several years without executive salary increase (other than Mr. Lemke’s increase in connection with his promotion) and Aon’s assessment of our peer compensation in 2021, our Compensation Committee increased salaries for our named executive officers for 2022. The table below states the base salaries for our named executive officers in 2020, 2021, and 2022.
Name	2020 Base Salary	2021 Base Salary	2022 Base Salary
Jeffrey G. Ludwig	$572,000	$572,000	$700,000
Jeffrey S. Mefford	400,000	400,000	450,000
Douglas J. Tucker	354,320	354,320	380,000
Eric T. Lemke	305,000	350,000	385,000
James R. Stewart	324,450	324,450	346,000
Annual Incentive Bonus.   Annual incentive bonuses are based on the level of achievement of financial metrics selected by the Committee for the respective year.In the recent years the Committee has selected earnings per share and revenue as the two metrics, assigning 70% and 30% weighting, respectively, to the two metrics under the Bonus Plan.For 2020, and again for 2021, the Committee determined it was appropriate to split the earnings per share metric into two metrics, each having equal weight, to better measure the Company’s core performance absent the volatility of COVID and the Company’s transition to the Current Expected Credit Loss (“CECL”) model for determining loan loss provision. Accordingly, the annual incentive bonuses for our named executive officers in 2021 were based upon the following aspects of Company performance:

•
Earnings Per Share — 35% of the annual incentive bonus was based upon achieving a specified earnings per share goal for the year. If the Company’s earnings per share for the fiscal year was at or below 90% of the specified target, no annual incentive bonus would be earned for this metric. If more than 90%, but less than 100% of the target was achieved, only a portion of the annual incentive bonus would be earned. If more than 100% of the target was achieved, each named executive officer may earn more than 100% of the target bonus amount with respect to this metric.

•
Pre-Tax, Pre-Provision Income — 35% of the annual incentive bonus was based upon achieving a specified pre-tax, pre-provision income goal for the year, as adjusted for certain events, including gains on the sale of investments, certain expenses and prepayment of fees (including those related to the prepayment of long-term borrowing), and valuation adjustments to the Bank’s commercial and residential mortgage servicing portfolios. If the Company’s income for the fiscal year was at or below 90% of the specified target, no annual incentive bonus would be earned for this metric. If more than 90%, but less than 100% of the target was achieved, only a portion of the annual incentive bonus would be earned. If more than 100% of the target was achieved, each named executive officer would earn more than 100% of the target bonus amount with respect to this metric.

•
Revenue — 30% of the annual incentive bonus was based upon achieving a specified revenue goal for the year, as adjusted for gains on the sale of commercial mortgage servicing rights and changes to the valuation of that servicing portfolio and certain other extra-ordinary items. If the Company’s revenue was at or below 90% of the specified target, no annual incentive bonus would be earned for this metric. If more than 90%, but less than 100% of the target was achieved, only a portion of the annual incentive bonus would be earned. If more than 100% of the target was achieved, each named executive officer would earn 100% of the target bonus amount with respect to this metric.

The table below summarizes the components and results of the Bonus Plan for our named executive officers in 2021.
2021 Metric	Metric Weight	Threshold Goal	Target Goal	Actual Result	Percent Attained	Payout Percentage
Earnings Per Share	35%	$2.42	$2.68	$3.77	141%	275%
PTPP Income	35%	$101,478	$112,752	$116,272	103%	112%
Revenue	30%	$243,507	$270,562	$278,226	103%	100%
Total Payout						166%
The table below summarizes the annual incentive bonus targets and actual payouts for each named executive officer in 2021.
Name	2021 Target % of Salary	Actual Bonus (% of Salary)	Actual Bonus ($)
Jeffrey G. Ludwig	65%	108%	615,143
Jeffrey S. Mefford	60%	99%	397,080
Douglas J. Tucker	40%	66%	234,489
Eric T. Lemke	40%	64%	223,613
James R. Stewart	40%	66%	214,721
Long-Term Equity Incentive Awards.   Our employment agreements provide for each named executive officer’s participation in the Company’s compensation and benefits plans, including our 2019 LTIP. For 2021 the Compensation Committee has determined our named executive officers were eligible for the following equity awards:
Name	Target Award % of Salary	Number of Shares	Actual Grant Date Fair Value
Jeffrey G. Ludwig	65%	14,489	$371,800
Jeffrey S. Mefford	55%	8,574	220,000

Name	Target Award % of Salary	Number of Shares	Actual Grant Date Fair Value
Douglas J. Tucker	45%	6,214	159,444
Eric T. Lemke	40%	5,456	140,000
James R. Stewart	45%	5,690	146,003
Generally, each grant of restricted stock awards vests annually in equal portions on the first four anniversaries of the grant date, assuming the executive’s employment has not previously terminated. Each grant also vests in full upon an involuntary termination in connection with a change in control of the Company or the named executive officer’s termination of employment due to death or disability. The grant date fair value of the restricted stock awards in 2021 was determined based on a share price of $25.71, the closing share price of the Company’s common stock on the date of grant.
All Other Compensation.   While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2021 are reported in the Summary Compensation Table below. The benefits offered in 2021 to the named executive officers are expected to continue for 2022, unless otherwise limited or prohibited by any regulatory rules.
Regulatory Impact on Compensation
As a publicly traded financial institution, Midland is subject to additional requirements, most notably, the Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”). The Federal Deposit Insurance Corporation (the “FDIC”) has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.
Additionally, the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the “Guidance”), which is intended to complement the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions.
Other matters, such as accounting, tax and SEC requirements regarding risk assessment are also considered by the Compensation Committee as part of its compensation design and annual decisions.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Submitted by:
Deborah A. Golden (Chair)
Richard T. Ramos
Jeffrey C. Smith
Members of the Compensation Committee

EXECUTIVE COMPENSATION
The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in he future. We will continue to review, evaluate and modify our compensation program to maintain a competitive total compensation package. As such, the compensation program in the future could vary from our historical practices.
Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2021, 2020 and 2019 by each of our named executive officers.
Summary Compensation Table
Name and principal position (a)	Year (b)	Salary(1) ($) (c)	Stock Awards(2) ($) (e)	Non-equity Incentive Plan Compensation(3) ($) (g)	All Other Compensation(4) ($) (i)	Total ($) (j)
Jeffrey G. Ludwig President and Chief Executive Officer	2021	572,000	372,512	615,143	21,519	1,581,174
	2020	572,000	194,419	241,670	19,239	1,027,328
	2019	572,000	372,536	392,621	16,903	1,354,060
Jeffrey S. Mefford President of the Bank	2021	400,000	220,438	397,080	19,430	1,036,948
	2020	400,000	115,040	154,200	19,843	689,083
	2019	400,000	220,442	253,440	16,652	890,534
Douglas J. Tucker Senior Vice President and Corporate Counsel	2021	354,320	159,762	234,489	8,700	757,271
	2020	354,320	83,371	92,123	8,550	538,634
	2019	351,542	159,766	149,665	8,400	668,198
Eric T. Lemke Chief Financial Officer	2021	350,000	140,274	223,613	21,635	735,522
	2020	305,000	63,797	79,300	19,050	467,147
	2019	179,684	122,242	37,949	6,741	346,616
James R. Stewart Senior Vice President and Chief Risk Officer	2021	324,450	146,290	214,721	8,700	694,161
	2020	324,450	76,352	84,357	8,550	493,709
	2019	321,905	146,285	137,048	8,400	612,563

(1)
The amounts set forth in the “Salary” column reflects base salary earned in each fiscal year, including amounts deferred at the election of the named executive officer under the Deferred Compensation Plan.

(2)
The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards for the years ended December 31, 2021, 2020 and 2019 in accordance with FASB ASC Topic 718. The stock award amounts are based on fair market values of $25.71, $14.84 and $27.80 for awards granted on November 1, 2021, November 5, 2020 and November 7, 2019, respectively. The assumptions used in calculating the option award amounts are set forth in Note 18 to our consolidated financial statements as of December 31, 2021.

(3)
The amounts set forth in the “Non-equity Incentive Plan Compensation” column reflect annual cash incentive awards earned pursuant to the Bonus Plan, including amounts deferred at the election of the named executive officer under the Deferred Compensation Plan.

(4)
The amounts set forth in the “All Other Compensation” column for the named executive officers during the 2021 fiscal year is summarized below.

Name	Year	Perquisites(i) ($)	Company 401(k) Match(ii) ($)	Total “All Other Compensation” ($)
Jeffrey G. Ludwig	2021	12,819	8,700	21,519
Jeffrey S. Mefford	2021	10,730	8,700	19,430
Douglas J. Tucker	2021	—	8,700	8,700
Eric T. Lemke	2021	12,935	8,700	21,635
James R. Stewart	2021	—	8,700	8,700

(i)
The amounts set forth in the “Perquisites” column for Messrs. Ludwig and Mefford reflect club dues and the use of a Company-owned vehicle. Such amount for Mr. Lemke reflects club dues and the use of Company-provided housing.

(ii)
The amounts set forth in the “Company 401(k) Match” column reflect Company matching contributions under the 401(k) Plan.

CEO Pay Ratio
Pursuant to the SEC’s pay ratio disclosure rule, we are providing information about the relationship of the annual total compensation of Mr. Jeffrey G. Ludwig, our Chief Executive Officer, to the total compensation of our median employee.
To determine the median employee, a list of all active full- and part-time employees as of December 31, 2021, excluding Mr. Ludwig, was prepared with the corresponding annual total W-2 compensation as reflected in our payroll records. A total of 899 employees were included. Compensation was annualized for any individual not employed for the full calendar year of 2021. Annual total W-2 compensation was ranked from lowest to highest, and the median employee was selected from the list.
Mr. Ludwig had 2021 total compensation of $1,581,174, as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee annual total compensation for 2021, using the methodology that was used to calculate Mr. Ludwig’s compensation in the Summary Compensation Table, was $56,630. As a result, the CEO pay ratio is 27.9:1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Grants of Plan-Based Awards
The following table provides information on incentive compensation and equity grants awarded to our named executive officers during 2021. All such grants were made under our 2019 LTIP, which is described in more detail below.

Grants of Plan-Based Awards Table
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	Grant Date Fair Value of Stock and Option Awards(3) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Jeffrey G. Ludwig	—	185,900	371,800	—	—	—
	11/1/2021	—	—	—	14,489	372,512
Jeffrey S. Mefford	—	106,296	212,592	—	—	—
	11/1/2021	—	—	—	8,574	220,438
Douglas J. Tucker	—	79,077	158,154	—	—	—
	11/1/2021	—	—	—	6,214	159,762
Eric T. Lemke	—	49,610	99,220	—	—	—
	11/1/2021	—	—	—	5,456	140,274
James R. Stewart	—	67,578	135,155	—	—	—
	11/1/2021	—	—	—	5,690	146,290

(1)
The amounts set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target, and maximum payouts for performance under the Bonus Plan, assuming that the respective level of performance is attained for all applicable metrics, as described in the section titled “Compensation Components — Corporate Bonus Plan” in the Compensation Discussion and Analysis above. The amounts earned by each named executive officer for 2021 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”.

(2)
The amounts set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column reflect restricted stock awards which, except as noted, vest in 25% increments on the first, second, third and fourth anniversary of the date of grant. These restricted stock awards are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant’s death or disability.

(3)
The amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718. Such restricted stock awards vest 100% on the fourth anniversary of the date of grant. These restricted stock awards are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant’s death or disability.

Outstanding Equity Awards
The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2021. Market values are presented as of the end of 2021 (based on the market value of our common stock of $24.79 on December 31, 2021) for outstanding stock awards, which include 2021 grants and prior-year grants.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jeffrey G. Ludwig	8,075	—	16.00	12/13/22	—	—
	9,482	—	16.59	12/10/23	—	—
	60,000	—	18.00	08/05/24	—	—
	12,753	—	21.00	12/02/24	—	—
	16,800	—	23.00	11/03/25	—	—
	8,383	—	28.59	11/16/26	—	—
	—	—	—	—	33,883	839,960
Jeffrey S. Mefford	5,500	—	16.00	12/13/22	—	—
	6,661	—	16.59	12/10/23	—	—
	10,000	—	18.00	08/05/24	—	—
	7,885	—	21.00	12/02/24	—	—
	10,702	—	23.00	11/03/25	—	—
	5,341	—	28.59	11/16/26	—	—
	—	—	—	—	20,121	498,800
Douglas J. Tucker	3,577	—	21.00	12/02/24	—	—
	11,566	—	23.00	11/03/25	—	—
	5,405	—	28.59	11/16/26	—	—
	—	—	—	—	14,748	365,603
James R. Stewart	1,031	—	16.59	12/10/23	—	—
	2,697	—	21.00	12/02/24	—	—
	6,759	—	23.00	11/03/25	—	—
	4,532	—	28.59	11/16/26	—	—
	—	—	—	—	13,505	334,789
Eric T. Lemke	—	—	—	—	11,144	276,260

(1)
All awards in this column that remain subject to vesting vest in 25% increments on the first, second, third and fourth anniversary of the date of grant. Stock options and restricted stock awards granted under our 2010 Long-Term Incentive Plan (the “2010 LTIP”) are accelerated and vest in full upon a change in control of the Company or upon the participant’s death or disability. Stock options and restricted stock awards granted under our 2019 LTIP are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant’s death or disability. All of the outstanding stock options and restricted stock awards shown above were granted under our 2010 LTIP other than 31,016, 18,353, 13,301, 12,180, and 10,879 restricted stock awards granted to Messrs. Ludwig, Mefford, Tucker, Stewart, and Lemke, respectively, which were granted under our 2019 LTIP.

Option Exercises and Stock Vested in 2021
The following table sets forth information concerning the exercise of options and vesting of stock awards with respect to each named executive officer in 2021.

Option Exercises and Stock Vested Table
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Jeffrey G. Ludwig	8,356	85,816	11,255	291,370
Jeffrey S. Mefford	5,559	62,817	6,931	179,326
Douglas J. Tucker	3,576	32,184	5,419	140,086
Eric T. Lemke	—	—	2,440	63,456
James R. Stewart	—	—	4,875	126,063

(1)
Computed by determining the difference between the market value per share of our common stock on the date of exercise and the exercise price.

Nonqualified Deferred Compensation
The following table sets forth information concerning the benefits under the Company’s Executive Deferred Compensation Plan as of December 31, 2021.
Nonqualified Deferred Compensation Table
Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(3) ($) (f)
Jeffrey G. Ludwig	—	—	—	—	—
Jeffrey S. Mefford	—	—	—	—	—
Douglas J. Tucker	138,224	—	45,435	—	616,961
Eric T. Lemke	—	—	—	—	—
James R. Stewart	—	—	—	—	—

(1)
The “Executive Contributions in Last FY” column includes contribution amounts also reported in the Summary Compensation Table. The contribution amount reflected for Mr. Tucker represents elective deferrals of $53,148 of his 2021 salary and $85,076 of his long-term incentive paid in 2021.

(2)
The “Aggregate Earnings in Last FY” column does not include any amounts that are also reported in the Summary Compensation Table as the Executive Deferred Compensation Plan does not provide for above-market interest.

(3)
The “Aggregate Balance at Last FYE” column includes contribution amounts previously reported as compensation for Mr. Tucker in the Summary Compensation Table for the 2018, 2019, and 2020 fiscal years. The aggregate amounts reported in the Summary Compensation Table in prior years for Mr. Tucker as of December 31, 2021 was $341,403.

Potential Payments Upon Termination or Change in Control
The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans, including the individual employment agreements, to which the named executive officers would be entitled upon various terminations of employment or a change in control as of December 31, 2021. Except for payments and benefits provided by the employment agreements, all payments and benefits provided to any named executive officer upon termination of employment are the same as the payments and benefits provided to other eligible employees of the Company. For purposes of estimating the value of accelerated vesting of equity awards we have assumed a price per share of our common stock of $24.79 based on the market value of our common stock on December 31, 2021.

Potential Payments Upon Termination or Change in Control Table
Name	Cash Severance Payments(1) ($)	COBRA Continuation(2) ($)	Accelerated Vesting of Equity Awards(3) ($)	Total Payments ($)
Jeffrey G. Ludwig
Involuntary Termination (not in connection with a change in control)(4)	988,478	24,891	—	1,013,369
Involuntary Termination (in connection with a change in control)(5)	2,965,434	74,673	839,960	3,880,067
Change in Control	—	—	71,073	71,073
Death or Disability	—	—	839,960	839,960
Jeffrey S. Mefford
Involuntary Termination (not in connection with a change in control)(4)	200,000	—	—	200,000
Involuntary Termination (in connection with a change in control)(5)	1,336,480	—	498,780	1,835,260
Change in Control	—	—	43,829	43,829
Death or Disability	—	—	498,780	498,780
Douglas J. Tucker
Involuntary Termination (not in connection with a change in control)(4)	256,540	15,157	—	271,697
Involuntary Termination (in connection with a change in control)(5)	1,026,158	30,314	365,603	1,422,075
Change in Control	—	—	35,871	35,871
Death or Disability	—	—	365,603	365,603
Eric T. Lemke
Involuntary Termination (not in connection with a change in control)(4)	107,692	14,084	—	121,776
Involuntary Termination (in connection with a change in control)(5)	927,242	28,168	276,260	1,231,670
Change in Control	—	—	6,569	6,569
Death or Disability	—	—	276,260	276,260
James R. Stewart
Involuntary Termination (not in connection with a change in control)(4)	162,225	17,503	—	179,728
Involuntary Termination (in connection with a change in control)(5)	939,650	35,006	334,789	1,309,445
Change in Control	—	—	32,847	32,847
Death or Disability	—	—	334,789	334,789

(1)
The amounts set forth in the “Cash Severance Payments” column reflect the sum of cash severance payments to be made pursuant to each named executive officer’s employment agreement exclusive of any pro rata bonus payable on a termination of employment as annual incentive bonuses are earned as of December 31 and no additional amount would be payable to a named executive officer for a termination occurring on the last day of the year. Please see the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table for 2021 annual incentive compensation amounts.

(2)
The amounts set forth in the “COBRA Continuation” column reflect the employer-paid portion of COBRA premiums to be made pursuant to each named executive officer’s employment agreement, assuming each named executive officer was eligible for, and elected, COBRA coverage for the maximum period allowed by law. No value is reflected for Mr. Mefford as he did not participate in our medical and dental plans as of December 31, 2021.

(3)
The amounts set forth in the “Accelerated Vesting of Equity Awards” column reflect the value of accelerated vesting of unvested stock options and restricted stock awards pursuant to our 2019 LTIP and 2010 LTIP based on the market value of our common stock of $24.79 on December 31, 2021.

(4)
Involuntary Termination (not in connection with a change in control) means a termination by (i) the employer other than for cause, death or disability, or (ii) the named executive officer for good reason, in either case that does not occur within six months prior to, or 24 months following, a change in control. For executives receiving benefits under our general severance plan, the severance payment generally is equal to four weeks of salary for each year of service with a maximum of 26 weeks of salary.

(5)
Involuntary Termination (in connection with a change in control) means a termination by (i) the employer other than for cause, death or disability, or (ii) the named executive officer for good reason, in either case that occurs within six months prior to, or 24 months following, a change in control.

Employment Agreements
We have entered into employment agreements with each of our named executive officers. Each agreement generally describes the position and duties of each named executive officer, provides for a specified term of employment, describes base salary, bonus opportunity and other benefits and perquisites to which the executive officer is entitled, if any, sets forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term, and provides us with a measure of protection by obligating the named executive officer to abide by the terms of restrictive covenants during the terms of his employment and thereafter for a specified period of time. We entered into amended and restated agreements with each of the NEOs in November 2020.
Mr. Ludwig.   Our employment agreement with Mr. Ludwig, effective November 5, 2020, provides for an initial term of three years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension ninety days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Ludwig’s base salary is subject to annual review and increase at the discretion of our Compensation Committee, and his target bonus is required to be at least 65% of his base salary. The agreement also provides for Mr. Ludwig’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Ludwig’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Ludwig’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to a payment equal to 100% (300% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (36 months if in connection with a change in control) and a pro rata bonus for the year of termination.
Mr. Mefford.   Our employment agreement with Mr. Mefford, effective November 5, 2020, provides for an initial term of two years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension ninety days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Mefford’s base salary is subject to annual review and increase at the discretion of our Chief Executive Officer, and his target bonus is required to be at least 60% of his base salary. The agreement also provides for Mr. Mefford’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Mefford’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Mefford’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company’s general severance plan, or if such termination is in connection with a change in control, he will be entitled to a payment equal to 200% of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (24 months if in connection with a change in control) and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination.
Mr. Tucker.   Our employment agreement with Mr. Tucker, effective November 5, 2020, provides for an initial term of two years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension ninety days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Tucker’s base salary is subject to annual review and increase at the discretion of our Chief Executive Officer and his target bonus is required to be at least 40% of his base salary. The agreement also provides for Mr. Tucker’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Tucker’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Tucker’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to a payment equal to 50% (200% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (24 months if in connection with a change in control) and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination.
Mr. Lemke.   Our employment agreement with Mr. Lemke, effective November 5, 2020, provides for an initial term of two years, with an automatic renewal for additional one-year periods commencing on each anniversary thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Lemke’s base salary is subject to annual review and increase at the discretion of our Chief Executive Officer and his target bonus is required to be at least 40% of his base salary. The agreement also provides for Mr. Lemke’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Lemke’s termination of employment, he will generally be subject to non-solicitation (and non-competition unless such termination is due to good reason) restrictions for a period of 12 months. In the event Mr. Lemke’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company’s general severance plan, or if such termination is in connection with a change in control, he will be entitled to a payment equal to 200% of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (24 months if in connection with a change in control) and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination.
Mr. Stewart.   Our employment agreement with Mr. Stewart, effective November 5, 2020, provides for an initial term of two years, with an automatic renewal for additional one-year periods commencing on each anniversary thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Stewart’s base salary is subject to annual review and increase at the discretion of our Chief Executive Officer and his target bonus is required to be at least 40% of his base salary. The agreement also provides for Mr. Stewart’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Stewart’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Stewart’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company’s general severance plan, or if such termination is in connection with a change in control, he will be entitled to a payment equal to 200% of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (24 months if in connection with a change in control) and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination.
Our obligation to pay any severance under each of the amended and restated employment agreements is conditioned on the execution by the named executive officer of a general release and waiver of any and all claims with respect to their employment with the Company.
Long Term Incentive Plans
Equity based incentive awards are currently made though the Company’s 2019 LTIP. The Company also maintains the 2010 LTIP, and previously maintained the Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan, and the Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan (collectively, with the 2010 LTIP, the “Prior Incentive Plans”). As of the effective date of the 2019 LTIP, no further awards may be granted under the Prior Incentive Plans. However, any previously outstanding incentive award granted under the Prior Incentive Plans remains subject to the terms of such plans until the time it is no longer outstanding.
Midland States Bancorp, Inc. 2019 Long-Term Incentive Plan.   The 2019 LTIP was adopted by our board on February 5, 2019 and became effective upon approval by our shareholders on May 3, 2019. The 2019 LTIP was designed to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2019 LTIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 1,000,000 shares of common stock are available for issuance under the plan (all of which may be granted as qualified stock options). As of December 31, 2021, there were 585,887 shares available for issuance under the plan. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2019 LTIP allows for acceleration of vesting and exercise privileges of grants if a participant’s termination of employment is due to a change in control, death or total disability. If a participant’s job is terminated for cause, then all unvested awards expire at the date of termination.
Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan.   The 2010 LTIP was adopted by our board on October 18, 2010 and approved by our shareholders on November 23, 2010. The 2010 LTIP was amended and restated December 31, 2010 and further amended and restated February 2, 2016. The 2016 restatement, which was not submitted to shareholders for approval, increased the number of shares available for issuance under the plan by 1,000,000. The 2010 LTIP was designed to ensure continued availability of equity awards to assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2010 LTIP, the Compensation Committee was allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 2,000,000 shares of common stock were available for issuance under the plan (the initial 1,000,000 of which were eligible to be granted as qualified stock options). After approval of our 2019 LTIP, no additional grants were to be made under the 2010 LTIP. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enabled the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2010 LTIP allowed for acceleration of vesting and exercise privileges of grants upon a change in control or if a participant’s termination of employment is due to death or total disability. If a participant’s job is terminated for cause, then all unvested awards expire at the date of termination.
Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan.   The Company adopted this plan in 2008 to replace our 1999 Stock Option Plan. Under the plan, we were permitted to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, and long-term incentive compensation units and stock appreciation rights. We had reserved up to 100,000 shares of common stock for issuance under the plan. After approval of our 2010 LTIP, no additional grants were to be made under this plan. Awards that were granted under this plan will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan allows for acceleration of vesting and exercise privileges of grants prior to the consummation of a change in control transaction, or the death or total disability of the participant. If a participant’s job is terminated for cause, then all unvested awards expire at the date of termination.
Other Compensation Programs
Midland States Bank 401(k) Profit Sharing Plan.   The Midland States Bank 401(k) Profit Sharing Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and its subsidiaries. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2020, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 1% to 100% of their compensation to the 401(k) Plan up to the applicable statutory limit. We currently match employee contributions on the first 6% of employee compensation (50 cents for each $1). The Company match is contributed in the form of cash and is invested according to the employee’s current investment allocation. The Company has the authority to make an annual discretionary profit sharing contribution to the 401(k) Plan, but does not currently do so.
Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.   We maintain the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (Amended and Restated May 3, 2019) (the “ESPP”) for the benefit of our eligible employees. The plan is not intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Any employee who has been employed by us or any subsidiary is eligible to participate in the plan upon completion of the service requirements determined by the Compensation Committee. Pursuant to the plan, participating employees are permitted to use after-tax dollars, up to a maximum of $25,000 per calendar year of their compensation, to purchase shares of our common stock at the end of each calendar quarter. The purchase price for the stock is currently 90% of the stock’s fair market value as of the first day of each quarterly offering period. While the Compensation Committee could elect a different discount percentage, it does not expect to do so in the foreseeable future. At any time our common stock is listed for trading on a principal national securities exchange, including the Nasdaq Global Select Market, the fair market value under this plan is deemed to be the officially quoted closing selling price of the shares on the applicable day. The maximum number of shares that may be issued under the ESPP is 500,000, which includes the 300,000 previously subject to the ESPP and an additional 200,000 shares approved by shareholders as of May 3, 2019.
Deferred Compensation Plan for Directors and Executives.   Effective as of November 8, 2018, we maintain two separate deferred compensation plans for the benefit of our directors and executives which are the Deferred Compensation Plan for Directors of Midland States Bancorp, Inc. (the “Director Deferred Compensation Plan”) and the Deferred Compensation Plan for Executives of Midland States Bancorp, Inc. (the “Executive Deferred Compensation Plan”). The plans provide directors and executives an opportunity to better plan for their financial futures by providing a vehicle for the deferral of current income taxation. Under the plans, directors and eligible senior executives are permitted to elect to defer all or a portion of their annual director fees (in whatever form), salary and/or bonus, as the case may be. Any deferrals are credited to a plan account and earn interest based on the notional investment elections of the executives from a selection of measurement funds generally available to participants under the 401(k) Plan. One available notional investment alternative for directors is Company stock units, which track the value of our common stock. Participants can elect to receive their distributions in a lump sum or in installments spread over a period of up to 5 years.
Health and Welfare Benefits.   Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees.
Perquisites.   We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2020 included allowances for annual country club/social club dues, use of a Company-owned automobile, and certain housing benefits. With respect to our named executive officers, country club allowances and the use of a Company car are provided only to Messrs. Ludwig and Mefford, and housing benefits are only provided to Mr. Lemke.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information as of March 1, 2022, regarding the beneficial ownership of our common stock of:
•
each shareholder known by us to beneficially own more than 5% of our common stock;

•
each of our directors and director nominees;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 22,289,266 shares of our common stock outstanding as of March 1, 2022.
Unless otherwise provided, the address for each shareholder listed in the table below is: c/o Midland States Bancorp, Inc., 1201 Network Centre Drive, Effingham, Illinois 62401.
Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
5% Shareholders
BlackRock, Inc.(2)	2,287,016	10.4%
FJ Capital Management LLC(3)	1,394,013	6.3
Directors and Named Executive Officers
Jeffrey G. Ludwig(4)	360,234	1.6
Eric T. Lemke	13,902	*
Douglas J. Tucker(5)	42,366	*
Jeffrey S. Mefford(6)	93,378	*
James R. Stewart(7)	40,043	*
R. Dean Bingham(8)	21,199	*
Jennifer L. DiMotta(9)	3,879	*
Deborah A. Golden(10)	3,474	*
Jerry L. McDaniel(11)	140,569	*
Jeffrey M. McDonnell(12)	24,475	*
Dwight A. Miller(13)	74,929	*
Richard T. Ramos(14)	17,835	*
Robert F. Schultz(15)	358,686	1.6
Jeffrey C. Smith(16)	38,220	*
All directors and executive officers as a group (15 persons)(17)	1,307,476	5.8

*
Indicates one percent or less.

(1)
Beneficial ownership includes shares of unvested restricted stock that officers are entitled to vote but does not include common stock equivalent units owned by directors or officers under the Deferred Compensation Plan.

(2)
Information is based solely on Amendment No. 4 to Schedule 13G filed on March 9, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
Information is based solely on Amendment No. 3 to Schedule 13G filed on February 11, 2022. FJ Capital Management LLC shares voting and/or dispositive power with Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin Friedman, Bridge Equities III, LLC, Bridge Equities XI, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and Realty Investment Company, Inc. The address of FJ Capital Management LLC is 1313 Dolley Madison Boulevard, Suite 306, McLean, Virginia 22101.

(4)
Includes (i) 11,569 shares held by JQ Properties, LLC, all of which are pledged as security for indebtedness; and (ii) 115,493 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2022. Mr. Ludwig is a manager and a member of, and has shared voting and investment power over the shares held by, JQ Properties, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)
Includes 20,548 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2022.

(6)
Includes 46,089 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2022.

(7)
Includes 15,019 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2022.

(8)
Includes 1,115 shares subject to restricted stock units that will vest within 60 days of March 1, 2022.

(9)
Includes 982 shares subject to restricted stock units that will vest within 60 days of March 1, 2022.

(10)
Includes 902 shares subject to restricted stock units that will vest within 60 days of March 1, 2022.

(11)
Includes (i) 8,680 shares held by Mr. McDaniel’s minor children; (ii) 35,046 shares held in the James H. McDaniel Revocable Trust; (iii) 80,000 shares held by Evalia Enterprises, LLC; (iv) 13,000 shares held by Four Diamond Capital LLC; and (v) 1,063 shares subject to restricted stock units that will vest within 60 days of March 1, 2022. Mr. McDaniel is a managing member of, and has voting and investment power over the shares held by Evalia Enterprises, LLC and Four Diamond Capital LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. McDaniel is the beneficiary of, and has voting and investment power over the shares held by, the James H. McDaniel Revocable Trust, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. McDaniel disclaims beneficial ownership of shares held by his minor children except to the extent of his pecuniary interest therein.

(12)
Includes (i) 21,955 shares held by the Jeffrey M. McDonnell Revocable Trust UA; and (ii) 674 shares subject to restricted stock units that will vest within 60 days of March 1, 2022. Mr. McDonnell is the beneficiary of, and has voting and investment power over the shares held by, the Jeffrey M. McDonnell Revocable Trust UA, but disclaims beneficial ownership thereof except to the extent of his pecuniary interest therein.

(13)
Includes 1,025 shares subject to restricted stock units that will vest within 60 days of March 1, 2022.

(14)
Includes (i) 1,000 shares held by Mr. Ramos’ children who live in his household; and (ii) 1,334 shares subject to restricted stock units that will vest within 60 days of March 1, 2022. Mr. Ramos disclaims beneficial ownership of shares held by his children except to the extent of his pecuniary interest therein.

(15)
Includes (i) 3,543 shares held by Mr. Schultz’s spouse; (ii) 30,153 shares held by Red Bird Investors LLC; (iii) 250,030 shares held by J.M. Schultz Investment, L.L.C.; (iv) 37,370 shares held by Summit Investors, LLP; and (v) 1,674 shares subject to restricted stock units that will vest within 60 days of March 1, 2022. Robert Schultz is: (a) the managing member of J.M. Schultz Investment, L.L.C.; (b) the managing member of Red Bird Investors LLC; and (c) the managing member of Summit Investors, LLP. He has voting and investment power over the shares held by J.M. Schultz Investment, L.L.C., Red Bird Investors LLC, and Summit Investors, LLP but disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Schultz disclaims beneficial ownership of shares held by his spouse individually except to the extent of his pecuniary interest therein.
(16)
Includes 1,871 shares subject to restricted stock units that will vest within 60 days of March 1, 2022. 500 shares are pledged as security for indebtedness.

(17)
Includes an aggregate of: (i) 227,606 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2022; and (ii) 10,991 shares subject to restricted stock units that will vest within 60 days of March 1, 2022. An aggregate of 12,069 shares are pledged as security for indebtedness.

We are not aware of any failure to comply with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by any of our directors, executive officers or 10% shareholders during the fiscal year ended December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions in the 2021 fiscal year to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Ordinary Banking Relationships
Our directors, officers, beneficial owners of more than five percent of our voting securities and their associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank’s board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).
Under applicable SEC and Nasdaq Stock Market rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Our Corporate Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they qualify as related party transactions, as defined under SEC rules. If so, as required by the Audit Committee’s charter, the transaction will be referred to Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. The Company’s policies and procedures for the review, approval or ratification of related party transactions are set forth in the Audit Committee’s charter.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2021. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.
The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Messrs. Ramos, McDaniel and McDonnell. All of the members have been determined to be “independent,” as defined by the rules of the Nasdaq Stock Market.
The Audit Committee has reviewed and discussed our audited financial statements for 2021 with our management and Crowe LLP, our independent registered public accounting firm, with respect to the 2021 fiscal year. The committee has also discussed with Crowe LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and received and discussed the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB. Based on the review and discussions with management and Crowe LLP, the Audit Committee has recommended to the board that the audited financial statements for 2021 be included in our Annual Report on Form 10-K for filing with the SEC.
Audit Committee:
Richard T. Ramos (Chair) Jerry L. McDaniel	Jeffrey M. McDonnell

PROPOSAL 2 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act and the rules and regulations promulgated thereunder require publicly traded companies, such as the Company, to permit a separate shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers. In accordance with the preference expressed by our shareholders at the 2019 annual meeting of shareholders, we intend to hold a “say-on-pay” vote on an annual basis at least until the next frequency vote.
As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of the Company’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2021. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal year 2021 reflects and supports these compensation policies and procedures.
The following resolution is submitted for shareholder approval:
“RESOLVED, that Midland States Bancorp, Inc.’s shareholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement, dated March 21, 2022.”
Approval of this resolution requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on such proposal. While this advisory vote on executive compensation, commonly referred to as a “say-on-pay” advisory vote, is required, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors unanimously recommends that you vote to approve the overall compensation of our named executive officers by voting “FOR” this proposal.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Shareholders are being asked to ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2022. If the appointment of Crowe LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee. Representatives of Crowe LLP are not expected to be present at the meeting to make a statement or to respond to appropriate questions. The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022.
Accountant Fees
For the years ended December 31, 2021 and 2020, the Company incurred the following fees for professional services performed by Crowe LLP:
	2021	2020
Audit Fees(1)	$835,500	$690,000
Audit-Related Fees(2)	15,700	15,000
Tax Fees(3)	7,500	7,500
All Other Fees	—	—

(1)
Audit fees include fees for professional services performed by Crowe LLP for (i) the audit of the Company’s consolidated financial statements, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements; and (iv) other services that generally only the principal accountant can provide. These services included fees for the HUD audits.

(2)
Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)
Tax fees consist of tax advice, planning and consulting services.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by Crowe LLP is incompatible with maintaining their independence as our principal accountants.
Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by Crowe LLP for up to twelve months from the date of the pre-approval. All of the services referred to above for 2021 were pre-approved by the Audit Committee.

MMMMMMMMMMMM000004ENDORSEMENT_LINE SACKPACK>000000000.000000 ext000000000.000000 ext000000000.000000 extC123456789000000000.000000 ext000000000.000000 ext000000000.000000 extMR A SAMPLE DESIGNATION (IF ANY) ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Your vote matters — here’s how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by April 29, 2022 at 11:59 P.M., central time.If no electronic voting,delete QR code and control #∆≈ OnlineGo to www.envisionreports.com/MSBI or scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MSBIq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+  Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.•To elect the three nominees named in the accompanying proxy statement to serve as Class III directors, each for a term expiring at the 2025 annual meeting of shareholders:ForAgainst Abstain01 — R. Dean Bingham 02 — Jerry L. McDaniel03 — Jeffrey M. McDonnell•To approve, on a non-binding, advisory basis, the compensation of certain executive officersForAgainst Abstain•To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2022Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.+Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.C 1234567890J N T1 U P X5 3 6 8 5 2MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMMMMMMMMM03LKNC

2022 Annual Meeting Admission Ticket2022 Annual Meeting of Midland States Bancorp, Inc. Shareholders May 2, 2022, 5:30 p.m., local timeHoliday Inn1301 Avenue of Mid-America, Effingham, Illinois 62401Upon arrival, please present this admission ticket and photo identification at the registration desk.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.The material is available at: www.envisionreports.com/MSBIq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+Notice of 2022 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — May 2, 2022Jeffrey G. Ludwig and Jeffrey S. Mefford, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Midland States Bancorp, Inc. to be held on May 2, 2022 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each director and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)Change of Address — Please print new address below.Comments — Please print your comments below.+